VOLUNTARY POOLING AGREEMENT

THIS AGREEMENT, dated for reference May 18, 2006, is made:

AMONG:

WILDCAT SILVER CORPORATION, a company existing
under the laws of British Columbia and having its head office at
Suite 400, 837 West Hastings Street, Vancouver, British Columbia,
V6C 3N6

(the “Company”);

AND:

VENTANA GOLD CORP., a company existing under the laws of
British Columbia and having its head office at Suite 400, 837 West
Hastings Street, Vancouver, British Columbia, V6C 3N6

(“Ventana”)

AND:

AUGUSTA CAPITAL CORPORATION, a corporation duly
incorporated and validly subsisting under the laws of British
Columbia, and having an office Suite 400, 837 West Hastings
Street, Vancouver, British Columbia, V6C 3N6

(the “Shareholder”);

WHEREAS:

A.      Pursuant to a share purchase agreement dated for reference May 18, 2006 entered into among the Company, Augusta Capital (U.S.) Corporation, Ventana and the Shareholder (the “Share Purchase Agreement”) Ventana issued to the Shareholder an aggregate of 3,000,000 Class “A” special warrants (the “Special Warrants”).

B.      Each of the Special Warrants is exercisable to acquire one common share in the capital of Ventana (the “Ventana Shares”) for no additional consideration, pursuant to the terms and conditions of the Share Purchase Agreement and the certificates representing such Special Warrants. In certain circumstances set out in the Share Purchase Agreement, the Shareholder has the right to require the Company to issue to the Shareholder 3,000,000 common shares in the capital of the Company (the “Wildcat Shares”) in exchange for the Ventana Shares.

C.      Ventana, the Company and the Shareholder have agreed to restrict the Ventana Shares or the Wildcat Shares, as applicable (together, the “Pooled Shares”) from being disposed of by the Shareholder on the terms and conditions of this Agreement.

D.      Unless otherwise defined in this Agreement, all defined terms used in this Agreement have the meaning assigned to them in the Share Purchase Agreement.

THEREFORE, the parties agree:

1.	POOLING ARRANGEMENT

1.1       The Shareholder agrees, effective as of the date of this Agreement (the “Effective Date”), not to transfer, assign, option, dispose of, pledge or encumber any interest in the Pooled Shares (the “Restrictions on Disposition”) other than pursuant to this Agreement or subsection 3.2 of the Share Purchase Agreement.

1.2       Subject to subsection 1.3 of this Agreement, in the period from the Effective Date to the date which is 36 months following the Effective Date, the Pooled Shares will be released from the Restrictions on Disposition to the Shareholder in accordance with the release schedule set out in Schedule “A” to this Agreement.

1.3       Notwithstanding subsection 1.2 of this Agreement, the Pooled Shares will automatically be released from the Restrictions on Disposition on the earliest to occur of the following:

(a)

the day Ventana or the Company completes, or has completed, a technical report in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects, (“NI 43-101”) that identifies a measured, indicated or inferred mineral resource (as defined in NI 43-101) of at least 1,000,000 ounces of gold on the La Bodega Property, as such term is defined in the Share Purchase Agreement;

(b)	if the Ventana Shares have been issued to the Shareholder:

(i)

the day after any regulatory or public disclosure filings confirming that there has been a change of the Chief Executive Officer (and/or President) and the Chief Financial Officer of Ventana following the date of the Reorganization, as such term is defined in the Share Purchase Agreement;

	(ii)	the day after any regulatory or public disclosure filings confirming that there has been a change of the majority of the directors of Ventana following the date of the Reorganization;

(iii)

the day after any regulatory or public disclosure filings confirming the creation of a new control person or control block holding over 20% of the issued and outstanding shares of Ventana following the date of the Reorganization; or

	(iv)	the day a third party arm’s length to Ventana completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of Ventana; or

(c)	if the Wildcat Shares have been issued to the Shareholder:

(i)

the day after any regulatory or public disclosure filings confirming that there has been a change of the Chief Executive Officer (and/or President) and the Chief Financial Officer of the Company following the date of this Agreement (except pursuant to the Reorganization, if applicable);

(ii)

the day after any regulatory or public disclosure filings confirming that there has been a change of the majority of the directors of the Company following the date of this Agreement (except pursuant to the Reorganization, if applicable);

(iii)

the day after any regulatory filings confirming the creation of a new control person or control block holding over 20% of the issued and outstanding shares of the Company following the date of this Agreement (except pursuant to the Reorganization, if applicable); or

	(iv)	the day a third party arm’s length to the Company completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of the Company.

1.4       Upon their release from the Restrictions on Disposition pursuant to subsections 1.2 or 1.3 of this Agreement, the Pooled Shares will cease to be governed or affected by this Agreement.

1.5       During the period in which the Pooled Shares are subject to the Restrictions on Disposition pursuant to this Agreement:

(a)	the Shareholder may exercise all voting rights attached to the Pooled Shares held by the Shareholder;

(b)

the Pooled Shares may be transferred to another person only if the board of directors of Ventana in respect of the Ventana Shares, or the board of directors of the Company in respect of the Wildcat Shares, as applicable, has approved the transfer provided that any such transfer will only be effective if the transferee agrees to be bound by the terms of this Agreement and signifies such agreement by entering into a voluntary pooling agreement in respect of the shares that are to be transferred on the same terms as are contained in this Agreement.

1.6       Ventana or the Company, as applicable, will conspicuously mark all certificates representing the Pooled Shares with the following legend:

“The shares represented by this certificate are subject to a voluntary pooling agreement among the Augusta Capital Corporation, Wildcat Silver Corporation and Ventana Gold Corp., dated for reference May 18, 2006 (the “Agreement”), and are subject to a hold period that expires on the earlier of <> [enter the applicable release date in respect of the applicable amount of Pooled Shares as set out in Schedule “A”] and the day calculated pursuant to subsection 1.3 of the Agreement.

2.	AMENDMENT AND ASSIGNMENT

This Agreement may be amended only by a written agreement among the parties to this Agreement.

3.	FURTHER ASSURANCES

The Company, Ventana and the Shareholder will execute and deliver any further documents and perform any acts necessary to carry out the intent of this Agreement.

4.	TIME

Time is of the essence of this Agreement.

5.	NOTICES

All notices, documents and other communications (“Notices”) required or permitted to be given to the parties to this Agreement will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a)	the Company:

Wildcat Silver Corporation
400 – 837 West Hastings Street
Vancouver, B.C.
V6C 3N6

Attention: President
Facsimile No.: (604) 687-1715

(b)	Ventana

Ventana Gold Corp.
400 – 837 West Hastings Street
Vancouver, B.C.
V6C 3N6

Attention: President
Facsimile No.: (604) 687-1715

(c)	the Shareholder:

Augusta Capital Corporation
400 – 837 West Hastings Street
Vancouver, B.C.
V6C 3N6
Attention: President
Facsimile No.: (604) 687-1715

Notices must be delivered to the party to which notice is to be given to the address above or to such other address as a party may by Notice to the other parties advise. If Notice is delivered or transmitted by telecopier during the normal business hours of the recipient, it will be deemed to be received when delivered or sent by telecopier. If a Notice is delivered or transmitted by telecopier outside of normal business hours of the recipient, it will be deemed to be received at the commencement of normal business hours of the recipient on the next business day.

6.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which shall constitute one agreement.

7.	LANGUAGE

Wherever a singular expression is used in this Agreement, that expression is deemed to include the plural or the body corporate where required by the context.

8.	ENUREMENT

This Agreement enures to the benefit of and is binding on the parties and their successors and permitted assigns.

9.	APPLICABLE LAW

This Agreement is subject to and governed by the laws of British Columbia and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising under or in connection with this Agreement.

10.	CONFLICTING AGREEMENTS

Where a provision of this Agreement conflicts or is inconsistent with a provision of any other agreement to which either of or all of the Company, Ventana and the Shareholder are party, other than the Share Purchase Agreement or ,if the Wildcat Shares are issued, the Reorganization, as such term is defined in the Share Purchase Agreement, the terms of this Agreement will supersede any such conflicting provision.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

WILDCAT SILVER CORPORATION

/s/ Donald B. Clark
Authorized Signatory

VENTANA GOLD CORP.

/s/ Donald B. Clark
Authorized Signatory

AUGUSTA CAPITAL CORPORATION

/s/ Richard W. Warke
Authorized Signatory

Schedule “A” to the Voluntary Pooling Agreement

Release Schedule for 3,000,000 Pooled Shares

Timed Release

The appropriate percentage of the Pooled Shares will be released on the later of: (i) the date of issuance of the Ventana Shares pursuant to the exercise of the Special Warrants or the date of issuance of the Wildcat Shares pursuant to the Share Purchase Agreement dated for reference May 18, 2006 entered into among the Company, Ventana, the Shareholder and Augusta Capital (U.S.) Corporation, as applicable; or (ii) the release dates set out below.

RELEASE DATES	Percentage of Total Pooled Shares to be Released	Total Number of Pooled Shares to be Released
May 18, 2006	10% of Pooled Shares	300,000
November 18, 2006	15% of Pooled Shares	450,000
May 18, 2007	15% of Pooled Shares	450,000
November 18, 2007	15% of Pooled Shares	450,000
May 18, 2008	15% of Pooled Shares	450,000
November 18, 2008	15% of Pooled Shares	450,000
May 18, 2009	15% of Pooled Shares	450,000
TOTAL	100%	3,000,000